Exhibit 10.1

Execution Version

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

by and among

ARMSTRONG FLOORING, INC.,

as Borrower,

the Guarantors party hereto,

the Lenders party hereto

and

JMB Capital Partners Lending, LLC,

as the Agent

Dated as of May 8, 2022

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5.	AFFIRMATIVE COVENANTS		25

	5.1	Financial Statements, Reports, Certificates	25
	5.2	Reporting; Budget; Conference Calls	25
	5.3	Material Contracts; Sale Offers	26
	5.4	Existence	26
	5.5	Maintenance of Properties; Permits	26
	5.6	Taxes	26
	5.7	Insurance	27
	5.8	Inspection	27
	5.9	Environmental	27
	5.10	Compliance with Laws	28
	5.11	Disclosure Updates	28
	5.12	Further Assurances	28
	5.13	Staffing	28
	5.14	Approved Budget	28
	5.15	Pre-Carve Out Trigger Notice Reserve	28
	5.16	Formation of Subsidiaries	28

6.	NEGATIVE COVENANTS		29

	6.1	Indebtedness	29
	6.2	Liens	30
	6.3	Restrictions on Fundamental Changes	30
	6.4	Disposal of Assets	30
	6.5	Change Name	30
	6.6	Nature of Business	31
	6.7	Material Leases or Contracts; Amendments	31
	6.8	Change of Control	31
	6.9	Accounting Methods	31
	6.10	Transactions with Affiliates	31
	6.11	Use of Advances	31
	6.12	Limitation on Capital Expenditures	31
	6.13	Chapter 11 Case	31
	6.14	Plan	31
	6.15	Acquisitions, Loans or Investments	32
	6.16	Payments on Indebtedness	32
	6.17	Distributions or Redemptions	32
	6.18	Formation of Subsidiaries	32

7.	GUARANTY		32

	7.1	Guaranty	32
	7.2	Separate Obligation	33
	7.3	Limitation of Guaranty	33
	7.4	Liability of Guarantors	33
	7.5	Consents of Guarantors	34

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	7.6	Guarantor’s Waivers	34
	7.7	Continuing Guaranty	35
	7.8	Reinstatement	35

8.	EVENTS OF DEFAULT		35

	8.1	Event of Default	35
	8.2	Rights and Remedies	37
	8.3	Application of Proceeds upon Event of Default	38
	8.4	Remedies Cumulative	38
	8.5	Acknowledgments	39

9.	PRIORITY AND COLLATERAL SECURITY		39

	9.1	Superpriority Claims; Subordination in favor of the Agent’s Liens	39
	9.2	Grant of Security Interest in the Collateral	39
	9.3	Representations and Warranties in Connection with Security Interest	40
	9.4	Covenants with Respect to Collateral	40
	9.5	Agent’s Ability to Perform Obligations on Behalf of Loan Parties with Respect to the Collateral	41
	9.6	Filing of Financing Statements	41
	9.7	No Discharge; Survival of Claims	41

10.	WAIVERS; INDEMNIFICATION		41

	10.1	Demand; Protest; etc.	41
	10.2	Agent’s Liability for Collateral	41
	10.3	Indemnification	42

11.	NOTICES		42

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		43

13.	AMENDMENTS; WAIVERS; SUCCESSORS		44

	13.1	Amendments and Waivers	44
	13.2	No Waivers; Cumulative Remedies	44
	13.3	Successors	45

14.	GENERAL PROVISIONS		45

	14.1	Effectiveness	45
	14.2	Section Headings	45
	14.3	Interpretation	45
	14.4	Severability of Provisions	45
	14.5	Debtor-Creditor Relationship	45
	14.6	Counterparts; Electronic Execution	46
	14.7	Revival and Reinstatement of Obligations	46
	14.8	Lender Expenses	46
	14.9	Integration	46

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15.	[RESERVED]		46

16.	TREATMENT OF CERTAIN INFORMATION		46

17.	AGENCY PROVISIONS		47

	17.1	Appointment of the Agent	47
	17.1	Powers and Duties	47
	17.2	General Immunity	47
	17.3	Lenders’ Representations, Warranties and Acknowledgment	47
	17.2	Right to Indemnity	48
	17.4	Successor Agent	48

Exhibits

Exhibit A – Form of Compliance Certificate

Exhibit B –Approved Budget

Exhibit C – Reporting Requirements

Exhibit D – Form of Request for Advance

Exhibit E – Form of Guarantor Joinder Agreement

Exhibit F – Case Milestones

Schedules

Schedule A-1 – Payment Account

Schedule A-2 – Authorized Persons

Schedule D-1 – Designated Account and Designated Account Bank

Schedule 2.1 – Lenders’ Commitments

Schedule 4.1(a) – Organizational Chart

Schedule 4.1(b) – Borrower and Equity Ownership

Schedule 4.5 – Uniform Commercial Code Filing Information

Schedule 4.6 – Litigation

Schedule 4.9 – Taxes

Schedule 4.12 – Maintenance of Properties; Permits

Schedule 6.1 – Existing Indebtedness

Schedule 6.2 – Existing Liens

Schedule 9.4(e) – Collateral Locations

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SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of May 8, 2022 (the “Effective Date”), by and among Armstrong Flooring, Inc., a Delaware corporation (the “Borrower”), the guarantors signatory hereto (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”), the financial institutions from time to time party hereto as lenders (collectively, the “Lenders”) and JMB Capital Partners Lending, LLC, a California limited liability company, as a Lender and as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Agent”) for itself and the other Lenders.

WHEREAS, on May 8, 2022 (the “Petition Date”), the Borrower, the other Loan Parties, and certain other Affiliates of the Borrower (collectively, the “Debtors”) commenced voluntary bankruptcy proceedings, under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under the lead case filed by Armstrong Flooring, Inc. (“Armstrong”), a Delaware corporation, filed concurrently herewith (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”);

WHEREAS, the Loan Parties remain in possession of their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, (a) Bank of America, N.A., as agent (in such capacity, the “Prepetition ABL Agent”) and the Prepetition ABL Lenders (as defined below) made loans, advances and provided other financial accommodations to Borrower pursuant to the terms and conditions set forth in that certain Credit Agreement, dated as of December 31, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition ABL Agreement”), by and among the Borrower, as the borrower thereunder, the guarantors party thereto (collectively with the Borrower, the “Prepetition ABL Loan Parties”), the lenders party thereto (the “Prepetition ABL Lenders” and, together with the Prepetition ABL Agent, the “Prepetition ABL Secured Parties”), the Prepetition ABL Agent and the other parties party thereto and (b) Pathlight Capital LP (in such capacity, the “Prepetition Term Agent”) and the Prepetition Term Lenders (as defined below) made loans, advances and provided other financial accommodations to Borrower pursuant to that certain Credit Agreement, dated as of June 23, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Term Loan Agreement” and, together with the Prepetition ABL Agreement, the “Prepetition Credit Agreements”), by and among the Borrower and Armstrong Flooring Pty Ltd, as the borrowers thereunder, the guarantors party thereto (collectively with the borrowers thereunder, the “Prepetition Term Loan Parties”; the Prepetition Term Loan Parties together with the Prepetition ABL Loan Parties, the “Prepetition Loan Parties”), the lenders party thereto (the “Prepetition Term Lenders”; and together with the Prepetition Term Agent, collectively, the “Prepetition Term Secured Parties”; the Prepetition Term Secured Parties, collectively with the Prepetition ABL Secured Parties, the “Prepetition Secured Parties”), the Prepetition Term Agent and the other parties party thereto;

WHEREAS, the obligations under and as defined in the Prepetition Credit Agreements, are secured by security interests in the Prepetition Collateral (as hereafter defined) as more fully set forth in the Prepetition Loan Documents (as hereafter defined);

WHEREAS, the Loan Parties have requested that Lenders provide financing to Borrower consisting of a senior secured super-priority multiple draw term loan in a principal amount of up to Thirty Million Dollars ($30,000,000) (the “Facility”) pursuant to Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code;

WHEREAS, the Guarantors have agreed to guarantee the Obligations under this Agreement;

WHEREAS, Lenders have indicated their willingness to agree to extend the Facility to Borrower, all on terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code, so long as the Obligations are (i) secured by priming Liens on the Collateral granted by the Loan Parties as hereinafter provided and (ii) given superpriority status as provided in the DIP Orders;

WHEREAS, the Loan Parties have agreed to grant to the Agent a priming security interest in all their assets as Collateral, and the Borrower has further agreed that the Agent shall have Superpriority Claims in their Chapter 11 Cases for the repayment of the Obligations pursuant to the DIP Orders, subject to the approval of the Bankruptcy Court; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall having the meanings specified below:

“Acceptable 363 Sale” means a sale of all or substantially all of the Loan Parties’ assets pursuant to Section 363 of the Bankruptcy Code, subject to the following conditions: (1) the Agent shall have reviewed and approved in writing in its reasonable discretion any “stalking horse” asset purchase agreement (the “Stalking Horse Purchase Agreement”), the bidding procedures governing a sale of any portion of the DIP Collateral (the “Bidding Procedures”), any order or proposed order approving the Bidding Procedures (the “Bidding Procedures Order”), any order or proposed order approving a sale of all or any portion of the DIP Collateral pursuant to Section 363 of the Bankruptcy Code (a “Sale Order”), and any motions seeking entry of a Sale Order or approval of the Bidding Procedures; provided that the Agent shall be deemed to approve such Stalking Horse Purchase Agreement, Bidding Procedures, Bidding Procedures Order, Sale Order, and related motions and forms of order if such documents (a) provide for the indefeasible repayment in full in cash of the Facility on the date such sale is consummated or (b) are submitted or agreed by the any affiliate of the Agent; and (2) the sale shall be consummated not later than seventy (70) days after the Petition Date.

“Acceptable Plan” means a plan of reorganization or liquidation for the Chapter 11 Cases that (i) provides for the indefeasible payment in full in cash of the Obligations, in exchange for full discharge thereof, on or prior to the effective date of the plan as a condition to the effectiveness thereof, and (ii) contains releases, exculpations, waivers and indemnification for the Agent and Lenders in form and substance reasonably acceptable to the Agent in its discretion.

“Additional Documents” has the meaning set forth in Section 5.11.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting equity interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowed Professional Fees” has the meaning set forth in the DIP Orders.

“Approved Budget” means an initial budget, prepared by Borrower, for the period commencing on week ending May 15, 2022 through the week ending June 26, 2022 that sets forth in reasonable detail all of the Loan Parties’ projected (i) Cash Receipts, (ii) Cash Operating Disbursements, and (iii) non-operating bankruptcy-related cash disbursements on a weekly basis, separated into line items for each category of receipt or disbursement, and is otherwise in form and substance reasonably acceptable to the Agent, and is attached hereto as Exhibit B.

“Australian Subsidiary” means Armstrong Flooring Pty Ltd, an Australian propriety limited company.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Loan Parties to the Agent.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect prior to the adoption and/or effectiveness of Accounting Standards Codification No. 842 or any successor or replacement accounting provisions.

“Carve Out” has the meaning set forth in the DIP Orders.

“Carve Out Trigger Notice” has the meaning set forth in the DIP Orders.

“Case Milestones” has the meaning set forth in Section 3.3.

“Cash Collateral” has the meaning set forth in the DIP Orders.

“Cash Bankruptcy Disbursements” means the non-operating, bankruptcy-related cash disbursements of the Debtors.

“Cash Operating Disbursements” means cash operating disbursements of the Debtors.

“Cash Operating Variance” means a positive 20% or less variance of cumulative Cash Operating Disbursements from the Approved Budget for each Testing Date.

“Cash Receipt Variance” means a negative 20% or less variance of cumulative Cash Receipts from the Approved Budget for each Testing Date.

“Cash Receipts” means the cash receipts of the Debtors.

“Change of Control” means, except with respect to the consummation of a Sale (whether under a plan of reorganization or under Section 363 of the Bankruptcy Code), (a) the acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), after the date of this Agreement, of (i) the beneficial ownership, directly or indirectly, of 50% or more of the equity interests of the Borrower or (ii) all or substantially all of the assets of the Borrower, except as permitted in this Agreement, or (b) Borrower shall cease to own 100% of the equity interests of a Guarantor.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Closing Date” means the date upon which the first Advance is made pursuant to Section 2.1.

“Collateral” means, collectively, (a) all prepetition and postpetition real property and all prepetition and postpetition tangible and intangible personal property of each Loan Party, in each case wherever located and whether now owned or hereafter acquired, including, but not limited to, all accounts, contracts rights, chattel paper, cash, general intangibles, intellectual property, machinery, equipment, goods, inventory, furniture, fixtures, letter of credit rights, books and records, deposit accounts, documents, instruments, commercial tort claims, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, all interests in leaseholds and real properties, all patents, copyrights, trademarks (but excluding trademark applications filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.)), trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), all equity interests (to be limited to the extent of any adverse tax consequences, as reasonably determined by the Agent and the Borrower, and limitations imposed by applicable law), all books and records relating to the foregoing, all other personal and real property of the Loan Parties, and all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (in each case as the foregoing are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (and, if defined in more than one Article of such Uniform Commercial Code, shall have the meaning given in Article 9 thereof)) and (b) proceeds of any actions under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code; provided, that the Collateral shall not include (a) property subject to a purchase money lien, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third party consent thereunder or (b) the Pre-Carve Out Trigger Notice Reserve or any contents or proceeds thereof; provided, further, however, that the Collateral shall include any equity or residual value in such property described in clause (a) of this proviso.

“Commitment” means the commitment of each Lender to make Advances hereunder. The aggregate amount of the Lenders’ Commitments on the Effective Date is Thirty Million Dollars ($30,000,000).

“Commitment Fee” means the fee of two percent (2.0%) of the amount of each Lender’s Commitment, which fee shall be earned on the Effective Date and which shall be due and payable to the Agent for the benefit of each Lender on the Closing Date from the proceeds of the Initial Advance.

“Committee” means the statutory committee of unsecured creditors appointed by the United States Trustee in relation to the Chapter 11 Cases, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the Authorized Person of Borrower to the Agent.

“Daily Balance” means, as of any date of determination and with respect to any fixed monetary Obligations, the amount of such Obligations owed at the end of such day.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default or a default under the terms of the DIP Orders.

“Default Rate” has the meaning specified in Section 2.4(b).

“Deposit Account” means any deposit account, as that term is defined in the UCC.

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1; which shall be an account existing within the Borrower’s cash management system as of the Petition Date.

“Designated Account Bank” has the meaning specified in Schedule D-1.

“DIP Orders” means the Interim Order and/or the Final Order as applicable.

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party relating to or arising out of violations of Environmental Laws or releases of Hazardous Materials (a) from any Collateral; (b) from adjoining properties or businesses of any real property that constitutes Collateral, or (c) from or onto any facilities, with respect to the Collateral, which received Hazardous Materials generated by any Loan Party.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Loan Parties, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Event of Default” has the meaning specified in Section 8.1.

“Exit Fee” means the fee of four percent (4.00%) of the Commitment, payable as follows, in cash and without further order of the Bankruptcy Court: (i) with respect to any prepayment pursuant to Section 2.3(c) or (d), the Exit Fee shall be applicable to the outstanding principal being prepaid (i.e 4.00% of such prepayment) and paid at the time of such prepayment; and (ii) at Maturity, the Exit Fee shall be applicable to the aggregate Commitment, less any Exit Fee paid pursuant to clause (i) (i.e. $1,200,000 less any previously paid portion of the Exit Fee).

“Facility” has the meaning specified in the recitals to this Agreement.

“Fees” means all fees due to the Agent and/or Lenders under this Agreement, any Loan Document or the DIP Orders including the Commitment Fee, the Exit Fee and the Work Fee.

“Final Order” means a final order of the Bankruptcy Court authorizing and approving the Borrower’s entry into this Agreement and the other Loan Documents, in form and substance satisfactory to the Agent, in its reasonable discretion, on a final basis and entered following a final hearing.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guaranty” means the terms and provisions of Section 7.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products, or (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified in Section 10.3.

“Indemnified Person” has the meaning specified in Section 10.3.

“Information” has the meaning specified in Section 16.

“Initial Advance” has the meaning specified in Section 2.1.

“Interim Amount” means up to $20,000,000.

“Interim Order” means that interim order entered by the Bankruptcy Court authorizing and approving the Borrower’s entry into this Agreement and the other Loan Documents, in form and substance satisfactory to the Agent, in its reasonable discretion, the Loan Parties, and their respective counsel.

“Lender Expenses” means all reasonable and documented (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Borrower under any of the Loan Documents that are paid, advanced, or incurred by the Agent and/or any Lenders, including but not limited to the Work Fee paid to the Agent and/or such Lenders’ counsel, (b) out-of-pocket fees or charges paid or incurred by the Agent and/or such Lenders in connection with its transactions with the Borrower under any of the Loan Documents, including, but not limited to, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by the Agent and/or such Lenders in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by the Agent and/or such Lenders resulting from the dishonor of checks payable by or to any Loan Party, (e) out-of-pocket costs, fees (including reasonable and documented attorneys’ fees) and expenses paid or incurred by the Agent and/or such Lenders to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) out-of-pocket audit fees and reasonable expenses of the Agent and/or such Lenders (including travel, meals, and lodging) related to any inspections or audits, (g) out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Agent and/or such Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Agent and/or such Lenders’ relationship with the Borrower or any Loan Party, (h) out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Agent and/or such Lenders incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents (limited to one primary counsel for the Agent plus local counsel to the extent reasonably necessary in any relevant jurisdiction), (i) out-of-pocket fees and expenses of the Agent and/or such Lenders (including travel, meals, and lodging) related to any due diligence in connection with the Facility or meetings with Borrower in connection with the Facility, and (j) costs and expenses of the Agent and/or such Lenders (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Related Person” means each Lender, together with such Lender’s officers, directors, employees, attorneys, and agents (including the Agent).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Lien” means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), mortgage, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the loan accounts maintained by the Agent in the name of Borrower in which shall be recorded the date and amount of each Advance made by the Agent and the amount of each payment in respect thereof.

“Loan Documents” means this Agreement, the Interim Order, the Final Order, the Additional Documents and any other notes, account control agreements, or mortgages executed by Borrower in connection with the Agreement in favor of the Agent, any other agreement entered into, now or in the future, by the Borrower or any other Loan Party and the Agent in connection with this Agreement and designated a Loan Document, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Material Adverse Change” means, any event, condition, circumstance or contingency (other than (x) as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code or (y) occurs as a result of the COVID-19 pandemic and related restrictions) that, individually or in the aggregate, (a) has had or could reasonably be expected to have, a material adverse effect on the business, operations, performance or financial condition of the Loan Parties and their subsidiaries, taken as a whole, (b) has resulted in, or could reasonably be expected to result in, a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to the Agent or the Lenders under, any Loan Document (other than as permitted hereunder or as a result of an action or failure to take action by the Agent or a Lender) or of Agent’s ability to enforce the Obligations or realize upon the Collateral, (c) has had or could reasonably be expected to have, a material adverse effect on the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under any Loan Document, or (d) a material impairment of the enforceability or priority of the ’s Liens with respect to the Collateral, or the priority of such Liens.

“Material Contract” means each contract or agreement as to which the breach, nonperformance, cancellation, termination, loss, expiration or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means the earliest of (i) the date that is sixty (60) days after the Petition Date, subject to one thirty (30)-day extension at the Borrower’s request so long as no Event of Default under the Loan Documents has occurred and is continuing, (ii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (iii) the consummation of a sale or other disposition of all or substantially all of the assets of the Loan Parties under Section 363 of the Bankruptcy Code, (iv) entry of an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or dismissing the Chapter 11 Cases; and (v) the acceleration of the outstanding Obligations and termination of the Commitments as a result of the occurrence and continuation of an Event of Default.

“Net Cash Proceeds” means with respect to any sale or disposition of Collateral by any Person, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith, after deducting therefrom only (i) fees, commissions, and expenses related thereto and required to be paid in connection with such sale or disposition and (ii) taxes paid or payable to any taxing authorities in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are payable to a Person that is not a Borrower or an Affiliate of a Borrower, and are properly attributable to such transaction.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the unpaid principal amount of and interest on (including interest accruing after the Maturity Date and interest accruing after the Petition Date) the Advances, as and when due, whether at maturity, by acceleration or otherwise, and (ii) all other monetary obligations, including advances, debts, contingent reimbursement or indemnification obligations, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including, but not limited to, the Commitment Fee, the Exit Fee, the Work Fee and all other Lender Expenses), premiums, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, irrespective of whether for the payment of money, of the Loan Parties to the Agent and Lenders under the Loan Documents and the DIP Orders, and including all interest not paid when due and all other expenses or other amounts that Borrower are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents including, without limitation, including in connection with the collection or enforcement of or preservation of rights of the Agent and the Lenders under the Loan Documents, and (b) the due and punctual payment and performance of all covenants, duties, agreements, obligations and liabilities of the Loan Parties to the Agent and the Lenders under or pursuant to the Loan Documents and the DIP Orders.

“Ordinary Course” and “Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person’s business, as conducted in accordance with past practices, and undertaken in good faith except as such conduct has been changed resulting from the Chapter 11 Cases or relating to or arising out of the COVID-19 pandemic.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company, and (d) any agreement between any Loan Party and its shareholders, members, partners or its equity owners, or among any of the foregoing relating to the governance of such Loan Party.

“Payment Account” means the Deposit Account of the Agent identified on Schedule A-1.

“Permits” means any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Indebtedness” has the meaning set forth in Section 6.1.

“Permitted Liens” means:

(a) all Liens created by the Loan Documents and the DIP Orders (including the Carve Out, Adequate Protection Liens and Adequate Protection Superpriority Claims, as defined therein);

(b) Permitted Prior Liens;

(c) Liens granted pursuant to any Loan Document;

(d) Liens existing on the Petition Date and listed on Schedule 6.2 and any renewals or extensions thereof, provided, that (i) the property or asset covered thereby has not changed, (ii) the outstanding principal amount thereof secured by such property or asset does not increase, and (iii) the Borrower or Subsidiary liable with respect there to has not changed;

(e) Liens for Taxes that are not delinquent or thereafter payable and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business for amounts not overdue or subject to Permitted Protest;

(g) (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits of cash in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower;

(h) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;

(i) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially detract from the value or use of the property subject thereto, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrower’s ability to pay the Obligations in a timely manner or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) in existence for less than forty-five (45) days after the entry thereof or with respect to which execution has been stayed and which do not otherwise result in an Event of Default;

(k) non-exclusive licenses and sublicenses of intellectual property entered into in the Ordinary Course of Business;

(l) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased, subleased, licensed or sublicensed and Liens arising from precautionary Uniform Commercial Code financing statements or similar filings (or equivalent filings, registrations or agreements in foreign jurisdictions) in connection with any such applicable leases or subleases;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions incurred in connection with the maintenance of such deposits in the Ordinary Course and not arising in connection with the issuance or repayment of Indebtedness;

(n) Liens that are contractual rights of setoff relating to pooled deposit or sweep accounts of the Borrower or its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower and the Subsidiaries;

(o) Liens on insurance policies and the proceeds thereof solely securing the financing of the premiums with respect thereto;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of (i) the Borrower, individually, or (ii) the Borrower and its Subsidiaries, taken as a whole; and

(q) other Liens securing Indebtedness outstanding and attaching to property with an aggregate fair market value not to exceed $500,000.

“Permitted Prior Liens” means valid, enforceable, and non-avoidable Liens on the Collateral that are in existence on the Petition Date and (A) are either perfected as of the Petition Date or perfected on or after the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code, (B) are not subject to avoidance, disallowance, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (C) are senior in priority to the Agent’s Liens under applicable law and after giving effect to any lien release, subordination or inter-creditor agreements; provided that Permitted Prior Liens shall not include any Prepetition Secured Parties’ Liens or any other liens or security interests held by a Prepetition Secured Party.

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party in good faith and (c) the Agent is satisfied in its reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Transfers” means (a) dispositions of inventory in the Ordinary Course of Business; (b) dispositions of property to the Borrower or any Loan Party; (c) dispositions of accounts receivable in connection with the collection or compromise thereof; (d) non-exclusive licenses and sublicenses of intellectual property entered into in the Ordinary Course of Business; and (e) the sale or disposition of cash equivalents for fair market value.

“Permitted Variance” means, collectively, the Cash Operating Variance and the Cash Receipt Variance.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” means on May 8, 2022.

“Post Carve Out Notice Trigger Cap” has the meaning set forth in the DIP Orders.

“Pre-Carve Out Trigger Notice Reserve” has the meaning set forth in the DIP Orders.

“Pre-Trigger Date Fees” has the meaning set forth in the DIP Orders.

“Prepetition Collateral” means substantially all of the existing and after-acquired assets of the Prepetition Loan Parties on which a security interest and lien was granted to the Prepetition Secured Parties to secure the obligations under the Prepetition Credit Agreements and the other Prepetition Loan Documents.

“Prepetition Credit Agreements” has the meaning set forth in the recitals hereto.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreements.

“Prepetition Secured Parties” has the meaning set forth in the recitals hereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans then outstanding.

“Required Lien Priority” has the meaning set forth in Section 9.2.

“Sale” means the sale of all or substantially all of the assets of Borrower or any Subsidiary thereof to any party, including the Agent, any Lender or any of their respective Affiliates, pursuant to an Acceptable 363 Sale or pursuant to an Acceptable Plan.

“Schedules” means those certain schedules annexed hereto and made a part hereof.

“Security Documents” means (i) all UCC financing statements, or amendments or continuations thereof, and (ii) any other documents or filings in connection with the perfection of the Liens hereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, governors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Superpriority Claim” has the meaning set forth in Section 9.1(a)(i).

“Testing Date” means the third (3rd) week following the Petition Date and every other week thereafter, for the period beginning as of the first day of the first full week following the Petition Date and ending the last day of the week prior to the week on which compliance is measured.

“Trigger Date” has the meaning set forth in the DIP Orders.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” means the United States of America.

“Variance Report” has the meaning specified in Section 5.2(b).

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies the Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Borrower that the Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of the Agent and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Loan Parties on a consolidated basis, unless the context clearly requires otherwise.

1.3 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations (with all such Obligations consisting of monetary or payment Obligations having been paid in full in cash). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference herein to the Agent shall mean the Agent on behalf of the Lenders and not in the Agent’s individual capacity.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Agreement to Lend; Delayed Draw; Security Documents and Loan Documents.

(a) Subject to the terms and conditions of the Interim Order, the Final Order and this Agreement, Lenders severally and not jointly agree, subject to the satisfaction or waiver of the conditions precedent in Section 3, to make advances to Borrower, each in an amount of no less than $2,000,000 (each, an “Advance” and collectively, the “Advances”); provided that in no event shall the Advances made by a Lender exceed such Lender’s Commitment set forth on Schedule 2.1 hereto, and provided further that in no event shall the Lenders be obligated to make any Advances in excess of the Commitments to satisfy the Carve Out. The first Advance shall be made upon or after entry of the Interim Order (the “Initial Advance”) and shall be in an aggregate principal amount of up to the Interim Amount. The Lenders shall make additional Advances to the Borrower prior to entry of the Final Order as the Borrower may request in an aggregate principal amount for all such Advances (including the Initial Advance) of up to the Interim Amount. Upon or after entry of the Final Order, the Lenders shall make additional Advances to the Borrower, as the Borrower may request, in an aggregate principal amount of up to the aggregate Commitments of the Lenders less any outstanding Advances (including any Advances made or deemed to be made under Section 2.4(c) hereunder). The Advances made hereunder are subject to the satisfaction or waiver of the conditions precedent in Section 3.2. Any Advance, or portion thereof, that is repaid or prepaid (whether as an optional prepayment or a mandatory prepayment) cannot be reborrowed.

(b) Notwithstanding clause (a) above, Borrower shall be permitted to draw an Advance in the amount of the Carve Out less any Pre-Carve Out Trigger Notice Reserve notwithstanding the occurrence of a Default, Event of Default or Trigger Date, provided, however, that the Carve Out shall not create any obligation on the part of the Agent or any Lender to satisfy any Allowed Professional Fees.

(c) The Advances shall be secured by the Collateral as set forth in this Agreement, the DIP Orders, and the other Loan Documents.

(d) Each Loan Party agrees that it is jointly and severally liable for the prompt payment and performance of all Obligations under the Loan Documents. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full (including the Exit Fee) on the Maturity Date.

2.2 Borrowing Procedures. Each Advance under Section 2.1(a) shall be made by a written request substantially in the form of the Request for Advance attached hereto as Exhibit D executed by an Authorized Person of the Borrower, accompanied by a Compliance Certificate, and delivered to the Agent no later than one (1) Business Day prior to the requested funding date (or such shorter period as the Agent may permit in its sole discretion); provided that (i) Borrower shall submit such requests only after entry of the Interim Order or the Final Order, as applicable and (ii) the aggregate amount of all such Advances shall not exceed the aggregate Commitments of all Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of the relevant Advance available to the Borrower on the requested funding date by causing the principal amount of the relevant Advance to be credited to the Designated Account.

2.3 Payments; Reductions of the Commitment; Prepayments.

(a) Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to the Payment Account for the account of the Lenders and shall be made in immediately available funds, no later than 4:00 p.m. (Eastern time) on the date specified herein. Any payment received by the Agent later than 4:00 p.m. (Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Application of Payments and Proceeds. All payments remitted to the Agent and all proceeds of Collateral received by the Agent shall be applied as follows (unless otherwise directed by the Agent):

(i) first, to pay any Lender Expenses (including reasonable cost or expense reimbursements, such as reasonable attorneys’ fees) then owed to the Agent and Lenders or Lender Related Persons in accordance with the DIP Orders, or indemnities then due to the Agent and the Lenders under the Loan Documents, until paid in full;

(ii) second, to pay any Fees then due to the Agent and the Lenders under the Loan Documents until paid in full;

(iii) third, to pay interest due in respect of the Advances until paid in full;

(iv) fourth, to pay the principal of all Advances until paid in full;

(v) fifth, to pay any other Obligations until paid in full; and

(vi) sixth, to Borrower (to be wired to the Designated Account) or as otherwise required by applicable law.

In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in any other Loan Document (except for the DIP Orders), it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern. Notwithstanding the foregoing, to the extent there is a conflict between the DIP Orders and any other Loan Document, the DIP Orders shall control and govern.

(c) Optional Prepayments. Upon three (3) Business Days’ prior notice to Lender, Borrower may prepay any Advance, in whole or in part, at any time, provided that (i) the principal amount being prepaid shall be an amount not less than $1,000,000 and (ii) Borrower shall also pay all accrued and unpaid interest on such principal amount and the Exit Fee as applied to the principal amount that was prepaid.

(d) Mandatory Prepayments.

(i) Dispositions. Within one (1) Business Day of the date of receipt by any Loan Party or any Subsidiary of a Loan Party of the Net Cash Proceeds of any disposition (whether through a voluntary or involuntary sale, the loss, destruction or damage thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof or otherwise) of Collateral (other than the sale or replacement of such Collateral in the Ordinary Course), the Borrower shall prepay such portion of the outstanding amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds, condemnation awards, and payments in lieu thereof) received in connection with such sales or dispositions, plus the accrued interest and Exit Fee as applied to the amount of such prepayment. Nothing contained in this Section 2.3(d)(i) shall permit any Loan Party to sell any Collateral other than in accordance with Section 6.4. In no event shall any amount paid to the Agent under this Section 2.3(d)(i) exceed the outstanding amount of the Obligations.

(ii) Indebtedness. Within one (1) Business Day of the date of incurrence by any Loan Party or any Subsidiary of a Loan Party of any Indebtedness (other than Permitted Indebtedness), the Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the incurrence of such Indebtedness plus the accrued interest and Exit Fee as applied to the principal amount of such prepayment. The provisions of this Section 2.3(d)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

2.4 Interest Rates and Rates, Payments and Calculations.

(a) Interest Rate. Except as provided in Section 2.4(b), all Advances shall bear interest on the Daily Balance thereof at a rate equal to ten percent (10%) per annum. For the purpose of calculating interest for purposes of this Section 2.4(a), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to fifteen percent (15%) upon notice from the Agent of its election to impose interest at the default rate. Any such notice may impose interest at the default rate retroactively to the date of the occurrence of the related Event of Default. For the purpose of calculating interest for purposes of this Section 2.4(b), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(c) Payment. Except to the extent provided to the contrary herein, interest, all Fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or the Commitment are outstanding and shall be paid to the Payment Account. Borrower agrees that the Agent and each Lender have all rights of setoff and bankers’ lien provided by applicable law on account of any accounts maintained at Agent or such Lender, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, upon prior notice to the Borrower, the Agent and each Lender may apply all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Agent or such Lender to the payment of any Obligations of the Borrower hereunder, whether or not then due. Without affecting Borrower’s continuing obligation to pay all Obligations hereunder when due, in the event that any amounts are due hereunder and remain unpaid when due (with any such failure constituting an Event of Default hereunder, subject to the grace period for Obligations other than principal, as set forth in Section 8.1(a)), Borrower shall be deemed to have made a request for an Advance in such amount and the Agent shall charge the Loan Account in an amount equal to the aggregate principal amount of such Advance and thereafter such Advance shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to Obligations (including default interest as set forth under this Agreement) until the indefeasible payment in full of all Obligations.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Loan Parties, the Agent and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Loan Parties are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Loan Parties in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 Crediting Payments; Clearance Charge. The receipt of any payment item by the Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Loan Parties shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Payment Account on a Business Day on or before 4:00 p.m. (Eastern time). If any payment item is received into the Payment Account on a non-Business Day or after 4:00 p.m. (Eastern time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.6 Designated Account.

(a) Borrower agrees to maintain the Designated Account with the Designated Account Bank and to receive the proceeds of the Advances requested by Borrower and made by Lenders hereunder in such Designated Account.

2.7 Statements of Obligations. The Agent shall maintain true, correct and complete electronic or written records evidencing the Indebtedness and other Obligations owed by the Borrower to the Agent and the Lenders, in which the Agent will record in the Loan Account (i) the amount of all Advances made under this Agreement, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from the Borrower to the Agent and Lenders under this Agreement and (iii) all amounts received by the Agent under this Agreement from any Loan Party.

2.8 Fees. On the Closing Date, Borrower shall pay the Commitment Fee and applicable Lender Expenses, including reasonable attorney’s fees, to the Lenders from the proceeds of the Facility. Borrower shall pay the Exit Fee to Lenders upon any mandatory or optional prepayment of the Obligations, including payment on the Maturity Date, which fee shall be earned in full as of entry of the Interim Order. The Commitment Fee, the Exit Fee, the Work Fee and any other Fees payable to the Agent and the Lenders hereunder or under any of the other Loan Documents shall not be subject to proration and shall be non-refundable and non-avoidable obligations of the Borrower and shall be paid by the Borrower in full in cash, or deducted from the applicable Advance, as the case may be.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Interim Advance. Lenders shall not be required to make the Interim Advance unless and until all of the conditions specified below in this Section 3.1 and Section 3.2 (other than those pertaining to any subsequent Advance) shall have been satisfied or waived by the Agent in its sole discretion.

(a) The Agent shall have received a copy of the Approved Budget.

(b) With respect to the extension of the Interim Advance, the Bankruptcy Court shall have entered the Interim Order in form and substance satisfactory to the Agent in its reasonable discretion. The Borrower and the Agent be entitled to rely in good faith upon the Interim Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant order has been stayed by a court of competent jurisdiction.

(c) The Agent shall have received evidence, in form and substance reasonably acceptable to the Agent, that, all necessary Uniform Commercial Code financing statements necessary to provide the Agent with a valid, perfected priming security interest in the Collateral pledged by the Loan Parties have been filed or will be filed by the Agent promptly upon the Effective Date.

(d) The Agent shall have received copies of UCC, tax, and judgment lien searches and title reports, in each case satisfactory to the Agent in its sole discretion.

(e) All Fees required to be paid as of the date of the Interim Advance under this Agreement shall have been paid or will be paid from such Advance.

(f) All other documents in connection with the transactions contemplated by this Agreement shall have been delivered or executed and shall be in form and substance reasonably satisfactory to the Agent.

3.2 Conditions Precedent to each Advance. No Lender shall be required to make any Advances unless and until all of the additional conditions specified below (in addition to the conditions set forth above in Section 3.1) shall have been satisfied or waived by the Agent in its sole discretion.

(a) The Borrower shall be in compliance with the conditions precedent set forth in Section 3.1 of this Agreement and Borrower shall have delivered a Compliance Certificate.

(b) The representations and warranties of Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

(d) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, the Agent or any Lender.

(e) No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in the Agent’s reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(f) With respect to the extension of any Advance over the Interim Amount, the Bankruptcy Court shall have entered the Final Order in form and substance satisfactory to the Agent in its reasonable discretion and such Final Order shall be in full force and effect and shall not have been modified or amended, reversed or stayed (unless otherwise agreed to by the Agent). The Borrower and the Agent be entitled to rely in good faith upon the Final Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant order has been stayed by a court of competent jurisdiction.

3.3 Case Milestone. Set forth on Exhibit F are the “Case Milestones”. As a covenant under this Facility and condition to the use of Cash Collateral, the Borrower shall use reasonable best efforts to comply with the Case Milestones.

3.4 Maturity. This Agreement shall continue in full force and effect until the payment in full of the Obligations. All Obligations including, without limitation, the outstanding unpaid principal balance and all accrued and unpaid interest and all Fees (including, without limitation, the Exit Fee) on the Advances shall be due and payable on the Maturity Date.

3.5 Effect of Maturity. On the Maturity Date, the Commitment of the Lenders to provide any additional credit hereunder shall automatically be terminated and all Obligations immediately shall become due and payable without notice or demand. No termination of the obligations of Lenders (other than payment in full of the Obligations and termination of the Commitment) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitment has been terminated. When all of the Obligations have been indefeasibly paid in full in immediately available funds and Lenders have no further obligation hereunder to make further Advances, the Agent will, at the Borrower’s expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and Liens previously filed by the Agent with respect to the Obligations.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and the Lenders to enter into this Agreement, each Loan Party makes the following representations and warranties to the Agent and the Lenders. The Loan Parties further represent that such representations and warranties shall be true, correct, and complete, in all respects, as of the Closing Date, and shall be true, correct, and complete, in all respects, as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement until all Obligations have been indefeasibly paid in full:

4.1 Due Organization and Qualification.

(a) Each Loan Party (i) is duly formed and existing and in good standing under the laws of the jurisdiction of its formation, (ii) where the ownership of Collateral requires such qualification, is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Change, and (iii) subject to the Bankruptcy Court’s entry of the Interim Order and the Final Order, as applicable, and any limitation under the Bankruptcy Code or other debtor relief law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Schedule 4.1(a) is an organizational chart showing the complete and accurate ownership structure of the Loan Parties.

(b) Schedule 4.1(b) sets forth, for each Loan Party, its legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation or formation, type of entity (for profit or non-profit), and equity owners.

4.2 Due Authorization. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of such Loan Party and, with respect to each Loan Party, is only subject to the Bankruptcy Court’s entry of the Interim Order or Final Order, as applicable.

4.3 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, subject to the entry of the Interim Order or Final Order, as applicable, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.4 Title to Properties. Except for Permitted Liens, each Loan Party has (i) good, sufficient and legal title to, and (ii) good and marketable title to (in the case of personal property), all of such Loan Party’s right, interest and title in the Collateral.

4.5 Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number; Commercial Tort Claims.

(a) The name (within the meaning of Section 9-503 of the UCC), jurisdiction of formation, tax identification numbers and organizational identification number (if any) of each Loan Party are as set forth on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Loan Party to Lender).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Loan Party to Lender). Except with respect to potential claims with respect to accounts receivable collections, the Loan Parties have no actual knowledge of the existence of any commercial tort claims except as described on such Schedule 4.5.

4.6 Litigation. Other than the Chapter 11 Cases, there are no unstayed actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to the Loan Parties seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement), or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Change.

4.7 Fraudulent Transfer. No transfer of property is being made by a Loan Party and no obligation is being incurred by a Loan Party in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Loan Party.

4.8 Indebtedness. Set forth on Schedule 4.8 is a true and complete list of all Indebtedness of each Loan Party outstanding as of the Petition Date not otherwise permitted by Section 6.2 herein.

4.9 Payment of Taxes. Except as provided on Schedule 4.9, all United States federal, state and other material tax returns and reports of each Borrower required to be filed by any of them with respect to the Collateral have been timely filed, and all taxes due with respect to the period covered by such tax returns and all material assessments, fees and other governmental charges upon any Collateral that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest. With respect to the Collateral, the Loan Parties are not aware of any proposed tax assessment against a Borrower with respect to United States federal, state or municipal taxes.

4.10 Approved Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the Approved Budget. The Approved Budget may be amended or otherwise modified from time to time with the written consent of the Agent in its reasonable discretion, provided, that (i) the total amount of Advances provided pursuant to the Approved Budget shall not exceed the total amount of the initial Commitments authorized by each of the DIP Orders, and (ii) until entry of the Final Order, the total amount of Advances provided pursuant to the Approved Budget shall not exceed the Interim Amount.

4.11 Permits. Except as set forth on Schedule 4.12, each Loan Party is in compliance with, and has, all Permits required for the operation of its business and for the execution, delivery and performance by, and enforcement against, such Loan Party of each Loan Document. Except as set forth in Schedule 4.12, no Loan Party is in breach of or default under the provisions of any such Permit, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing, which in each case could reasonably be expected to have a Material Adverse Change.

4.12 No Other Representations. Except for the representations and warranties contained in this Article 4 (including the related portions of the Schedules), no Loan Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Loan Parties including, without limitation, any representation or warranty as to the accuracy or completeness of any information, documents or material delivered to the Agent and each Lender or made available to the Agent and such Lender. Each Lender hereby acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Lender has relied solely upon its own investigation and the express representations and warranties of the Loan Parties set forth in this Article 4 (including the related portions of the Schedules) and (b) no Loan Party nor any other Person has made any representation or warranty except as expressly set forth in this Article 4 (including the related portions of the Schedules).

5.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of the Commitment and payment in full of the Obligations, it shall comply with each of the following, as applicable:

5.1 Financial Statements, Reports, Certificates. Borrower shall deliver to the Agent (a) promptly upon it or any Loan Party becoming aware of any Default, notice of such Default; (b) promptly upon becoming aware of any litigation threatened in writing against any Loan Party or filed (other than any adversary proceeding filed in the Chapter 11 Cases), or any event (other than events of public knowledge in the Chapter 11 Cases) which could reasonably be expected to have a Material Adverse Change, notice of such event; and (c) at the time of a request for any Advance, a Compliance Certificate. In addition, the Borrower agrees to maintain a system of accounting that enables the Borrower to produce unaudited financial statements in accordance with GAAP.

5.2 Reporting; Budget; Conference Calls.

(a) Each Loan Party shall comply with the agreements, requirements, covenants and undertakings applicable to it set forth in Exhibit C, in accordance with the terms thereof.

(b) Borrower will, on Fridays, commencing on the Friday of the second full week following the Petition Date and every two (2) weeks thereafter, prepare and deliver to the Agent a supplement to the initial Approved Budget (or the previously supplemented Approved Budget) updating and/or extending the period covered by the initial Approved Budget (or the previously supplemented Approved Budget) so that it covers at least a 13 week period from the date of such initial Approved Budget or supplemental Approved Budget, as applicable, which supplemental Approved Budget shall be subject to the Agent’s approval in its reasonable discretion and without further order of the Bankruptcy Court. Such supplemental Approved Budget shall be certified in writing by an Authorized Person of Borrower as being true and accurate, and shall (i) detail the variance, if any, of actual disbursements and actual cash receipts, and (ii) contain a written explanation of all variances greater than 10% (the “Variance Report”).

(c) Loan Parties shall participate in a weekly conference call, if requested by the Agent, commencing on the third week following the Petition Date regarding the Approved Budget, management issues, sale process, and other matters. If requested by the Agent, the chief transformation officer and/or the chief financial officer of the Borrower shall participate in a conference call with the Agent (as long as no Default or Event of Default has occurred and is continuing, such call shall be no more often than weekly), following the Petition Date regarding management issues and other matters.

(d) Material Contracts; Sale Offers. Other than defaults existing as of the date hereof, Borrower shall deliver to the Agent (a) promptly upon any Loan Party becoming aware of any default (other than the filing of the Chapter 11 Case) under any Material Contract to which any Loan Party is a party, notice of such defaults, and (b) promptly notify the Agent upon any written offer by a third party to purchase all or substantially all of the assets of the Borrower, or to purchase all or substantially all of the equity of the Borrower, in a binding bid related to a potential Sale.

5.3 Existence. At all times, each Loan Party shall (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of incorporation or formation) and (b) maintain all its rights and franchises, licenses and permits, except where the failure to maintain any such rights and franchises, or licenses and permits would not reasonably be expected to result in a Material Adverse Change.

5.4 Maintenance of Properties; Permits. Each Loan Party shall (a) maintain and preserve the Collateral that is necessary to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted to the extent permitted by the Approved Budget and the Permitted Variance, (b) comply with the material provisions of all material leases related to the Collateral pledged by it, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest and (c) maintain, comply with and keep in full force and effect its Permits with respect to the Collateral pledged by it. Each Loan Party shall comply with, and obtain and maintain, all Permits required for the operation of its business.

5.5 Taxes. Each Loan Party shall cause all assessments and taxes imposed, levied, or assessed after the Petition Date against any Collateral to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that any such assessments and taxes shall be paid as part of a Sale or pursuant to the Approved Budget or that is subject to a Permitted Protest.

5.6 Insurance. At the relevant Loan Party’s expense, each Loan Party shall maintain insurance with respect to the Collateral in which such Loan Party has any right, interest or title, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and consistent with such Loan Party’s insurance policies in effect on the Petition Date. Each Loan Party shall maintain general liability, director’s and officer’s liability insurance, fiduciary liability insurance, employment practices liability insurance, title insurance as well as insurance against larceny, embezzlement, and criminal misappropriation, consistent with such Loan Party’s insurance policies in effect on the Petition Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Agent. All property insurance policies covering the Collateral are, reasonably promptly after the Effective Date (but not more than 10 Business Days thereafter), to be made payable to the Agent for the benefit of

Lenders, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent’s interest in the Collateral and any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Agent, reasonably promptly after the Effective Date (but not more than 10 Business Days thereafter), with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If any Loan Party fails to maintain the insurance required by this Section 5.6, the Agent may arrange for such insurance, but at the Borrower’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Each relevant Loan Party shall give the Agent prompt notice of any loss covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Each Loan Party shall permit the Agent and each of its duly authorized representatives or agent to visit any of its properties and inspect any of its Collateral or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Agent may reasonably require and, so long as no Default or Event of Default exists, with reasonable prior notice to the applicable Loan Party. Such inspections shall not occur more than once every three (3) months; provided that no such limitation shall apply in the event that a Default or Event of Default exists.

5.8 Environmental. Each Loan Party shall:

(a) Comply with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected result in a Material Adverse Change.

(b) Promptly notify the Agent of any release of which such Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party that would reasonably be expected to result in a Material Adverse Change.

(c) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Agent with written notice of (i) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (ii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.9 Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.10 Disclosure Updates. Each Loan Party shall promptly, and in no event later than three (3) Business Days after obtaining actual knowledge thereof, notify the Agent of any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about such Loan Party’s industry) furnished to the Agent contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules or reports hereto.

5.11 Further Assurances. Upon reasonable written notice from the Agent, each Loan Party shall execute or deliver to the Agent any and all financing statements, fixture filings, endorsements of certificates of title, mortgages, deeds of trust, and all other documents (collectively, the “Additional Documents”) that the Agent may reasonably request in form and substance reasonably satisfactory to the Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal).

5.12 Staffing. Each Loan Party shall maintain at all times an appropriate and necessary staff to carry out its business with respect to the Collateral in compliance with all other applicable laws and with training and experience and in number equal to or greater than would be customarily maintained by businesses engaging in similar activities.

5.13 Approved Budget. Borrower shall comply with the Approved Budget (as updated and supplemented in accordance with this Agreement), subject to the Permitted Variances.

5.14 Pre-Carve Out Trigger Notice Reserve. The Loan Parties shall deposit and hold in a segregated account the Pre-Carve Out Trigger Notice Reserve to pay such then unpaid Allowed Professional Fees prior to any and all other claims. The Pre-Carve Out Trigger Notice Reserve shall be funded by Loan Parties on a weekly basis, and shall contain an amount equal to the amount of Pre-Trigger Date Fees reflected in the Approved Budget from the Petition Date through the weekly date of funding.

5.15 Formation of Subsidiaries; Australian Subsidiary Joinder.

(a) No Loan Party may form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Closing Date without the consent of the Agent, in its sole but reasonable discretion, unless such Subsidiary is joined as a Loan Party under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit E.

(b) If on the date that is (30) days following the Petition Date, a Stalking Horse Purchase Agreement has not been executed and delivered to Agent, the Australian Subsidiary shall join as a Guarantor of the Obligations under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit E.

6.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of the Commitments and payment in full of the Obligations, such Loan Party will not do any of the following without the prior consent of the Agent in its reasonable discretion:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness with respect to the Collateral, except for the following (“Permitted Indebtedness”):

(a) Indebtedness evidenced by this Agreement and the other Loan Documents (including, for the avoidance of doubt, the Carve Out);

(b) Indebtedness outstanding as of the Petition Date and listed on Schedule 4.8;

(c) intercompany Indebtedness owing from a Subsidiary of the Borrower that is a Loan Party to the Borrower or to any other Subsidiary of the Borrower that is a Loan Party; provided that, if secured, any such Indebtedness shall be expressly subordinated in right of payment to the Obligations, and if evidenced by an intercompany note, such note shall be pledged to the Agent for its benefit and for the benefit of Lenders to secure the Obligations;

(d) unsecured obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any swap contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such swap contract is not for speculative purposes;

(e) obligations under any cash management agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements incurred in the Ordinary Course of Business;

(f) unsecured Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the Ordinary Course of Business;

(g) unsecured Indebtedness incurred by Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, and such obligations are reimbursed promptly (but no more than five (5) Business Days) following such drawing, reimbursement obligation or incurrence;

(h) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (g) above below; and

(i) guarantees with respect to Indebtedness permitted under this Section 6.1.

6.2 Liens. Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Except in connection with a plan of reorganization or a Sale or Sales approved by the Bankruptcy Court or otherwise with the prior written consent of the Agent:

(a) no Loan Party shall enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests,

(b) Borrower shall not liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), and

(c) Borrower not shall suspend or close a substantial portion of its business;

provided and so long as no Default exists or would result therefrom, (a) any Loan Party may merge or consolidate with any other Loan Party, (b) any foreign Subsidiary may be merged or consolidated with or into any other foreign Subsidiary, (c) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such Subsidiary is inactive or holds assets of a de minimis value, (d) any Loan Party and any Subsidiary may make any investments permitted hereunder and (e) any Loan Party and any Subsidiary may make any disposition permitted under Section 6.4.

6.4 Disposal of Assets. Except for a Sale approved by the Bankruptcy Court, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral held by any Loan Party, other than (a) Permitted Transfers, (b) sales of real property so long as such sales are in accordance with the Approved Budget; (c) the lapse, abandonment or cancellation of immaterial intellectual property which is no longer used or useful in any material respect in the business of the Loan Parties; (d) any loss of, damage to or destruction of, any property of any Loan Party or any Subsidiary, not to exceed $500,000 in the aggregate per annum, and (e) any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary. Any proceeds of such disposed assets and property shall be used to replace such Collateral within one hundred and eighty (180) days after such assets and property are damaged or destroyed, or to satisfy the Obligations are required by Section 2.3(d)(i).

6.5 Change Name. Change any Loan Party’s name, state of organization or organizational identity.

6.6 Nature of Business. Make any change in the nature of any Loan Party’s business or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party from (i) engaging in any business that is reasonably related or ancillary to its or their business, or (ii) complying with any requirement of the Bankruptcy Code.

6.7 Material Leases or Contracts; Amendments. Change or modify the material terms of any material lease or contract in connection with Collateral except in a manner that could not reasonably be expected to result in a Material Adverse Change, or materially alter any Organizational Documents, except, in each case, with the prior written consent of the Agent.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.10 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party, except for transactions that are in the Ordinary Course of such Loan Party’s business, such as intercompany transactions with Subsidiaries and various employee incentive and retention programs (in compliance with the Bankruptcy Code) among the Loan Parties and their Affiliates.

6.11 Use of Advances. Use the proceeds of the Advances for any purpose other than to fund payments related to the: (a) working capital and other general corporate purposes of the Loan Parties, including the payment of professional fees and expenses; (b) the pursuit of an Acceptable 363 Sale; (c) the provision of adequate protection in accordance with the DIP Orders; and (d) bankruptcy-related expenses, subject to the Carve Out, and in each case, consistent with, subject to, and within the categories and limitations contained in the DIP Orders and the Approved Budget (subject to Permitted Variances).

6.12 Limitation on Capital Expenditures. Except as set forth in the Approved Budget, make or incur any Capital Expenditure.

6.13 Chapter 11 Case. Seek, consent or suffer to exist (i) any modification, stay, vacation or amendment to the DIP Orders; (ii) in connection with the Collateral, a priority claim for any administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b), 506(b) or (c) or 507(b) of the Bankruptcy Code) equal to or superior to the priority claim of the Agent in respect to the Collateral; and (iii) any Lien on Collateral having a priority equal or superior to the Liens in favor of the Agent in respect of the Obligations, other than as required under a purchase agreement with respect to the good faith deposit thereunder.

6.14 Plan. Propose and/or support any plan that is not an Acceptable Plan.

6.15 Acquisitions, Loans or Investments. Make any acquisition, advance, loan or any other investment of any kind or nature other than:

(a) acquisitions of inventory in the Ordinary Course;

(b) investments held by the Borrower and its Subsidiaries in the form of cash or cash equivalents;

(c) investments existing as of the Effective Date;

(d) investments in any Person that is a Loan Party;

(e) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) guarantees permitted by Section 6.1;

(g) investments representing non-cash consideration received in connection with any disposition permitted hereunder;

(h) investments (including debt obligations, capital stock and capital stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment; and

(i) Investments consisting of Indebtedness, Liens, fundamental changes and dispositions permitted under Sections 6.1, 6.2, 6.3 and 6.4, respectively.

6.16 Payments on Indebtedness. Other than with respect to the Obligations or pursuant to the Approved Budget, make any payment with respect to any Indebtedness.

6.17 Distributions or Redemptions. Pay any dividends or distributions on, or make any redemptions of, any equity interest of any Loan Party.

6.18 Formation of Subsidiaries. Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Closing Date, without the written consent of Agent in its sole discretion, unless such Subsidiary is joined as a Guarantor under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit E.

7.	GUARANTY.

7.1 Guaranty. Each Guarantor unconditionally and irrevocably guarantees to the Agent and Lenders the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”).

7.2 Separate Obligation. Each Guarantor acknowledges and agrees that, in providing benefits to Borrower, the Agent and the Lenders are relying upon the enforceability of this Section 7 and the Guaranteed Obligations. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Guarantors and shall in no way impair or adversely affect the rights or benefits of the Agent or any Lender under this Section 7.

7.3 Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that the Agent can enforce under this Section 7, the Agent accepts such limitation on the amount of such Guarantor’s liability hereunder only to the extent needed to make this Section 7 fully enforceable and non-avoidable.

7.4 Liability of Guarantors. The liability of each Guarantor under this Section 7 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or Guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Agent’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any Collateral or any security for any Guaranteed Obligations;

(b) this guarantee is a guaranty of payment when due and not merely of collectability;

(c) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(d) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(i) any proceeding under the Bankruptcy Code (except to the extent set forth in Section 7.3);

(ii) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any applicable law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii) any merger, acquisition, consolidation or change in structure of Borrower, any Subsidiary thereof or any other Guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets of Borrower or any other Person;

(iv) any assignment or other transfer, in whole or in part, of the Agent’s interests in and rights under this Agreement (including this Section 7) or the other Loan Documents;

(v) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi) the amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations; or

(vii) the Agent’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations.

7.5 Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b) the time for Borrower’ (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Agent may deem proper;

(c) the Agent may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(d) the Agent may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against Borrower.

7.6 Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(a) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person;

(b) any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitment and payment and performance in full of the Guarantied Obligations.

7.8 Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guarantied Obligations by or on behalf of Borrower (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code), or must otherwise be restored by the Agent in the Chapter 11 Cases of the Borrower.

8.	EVENTS OF DEFAULT.

8.1 Event of Default. Any one or more of the following events shall constitute an event of default following giving of any applicable notice (if required) and the expiration of the applicable cure period (if any) (each, an “Event of Default”) under this Agreement:

(a) Any Loan Party shall fail to pay (i) when due, any principal (including without limitation pursuant to Section 2.3(d) hereof), and (ii) within one (1) Business Day of when due, interest or any Fees, costs due to Agent and Lenders or any other Obligations, other than payment of principal, under this Agreement or any Loan Document;

(b) Any Loan Party shall fail to comply with its obligations under Sections 5.1 and 5.2 (and such failure to comply with Sections 5.1 and 5.2 shall continue unremedied for two (2) Business Days), 5.3, 5.4, 5.8, 5.11, 5.12, Section 6 and/or Section 9;

(c) Other than as set forth in any other sub-section of this Section 8.1, any Loan Party, as applicable, shall fail to perform, or otherwise breach, any of its respective covenants or obligations contained in this Agreement, which failure or breach shall continue for ten (10) Business Days after the earlier to occur of (i) the date on which such failure to comply is known or reasonably should have become known to any officer of the relevant Loan Party, or (ii) the date on which the Agent shall have notified the relevant Loan Party of such failure; provided, however, that such ten (10) Business Day period shall not apply in the case of any failure which is not capable of being cured at all or within such ten (10) Business Day period;

(d) Any representation or warranty made by any Loan Party in this Agreement or in any agreement, certificate, instrument or financial statement or other statement delivered to the Agent pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made, which failure or breach shall continue for ten (10) Business Days after the date upon which such default is known or reasonably should have become known to any officer of the relevant Loan Party or it has received a written notice of such failure or breach from the Agent;

(e) The failure of the Loan Parties to meet the Case Milestones by the applicable specified deadlines set forth therefor, unless (i) such failure is the result of either any action or inaction of the Agent or a Lender which was not caused by Loan Parties, (ii) the Bankruptcy Court’s schedule causes such failure for no more than three (3) Business Days of the applicable deadline, or (iii) such Case Milestone is extended by the Required Lenders in their sole discretion;

(f) Except upon the Agent’s prior written request or with the Agent’s express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of the Agent), any Loan Party shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the DIP Orders or any of the Loan Documents;

(g) Borrower shall file or obtain Bankruptcy Court approval of a disclosure statement for a plan of reorganization that is not an Acceptable Plan;

(h) Except with respect to the Carve Out, any Loan Party shall file any motion or application, or the Bankruptcy Court allows the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Agent under the DIP Orders, or with respect to the Collateral or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the DIP Orders;

(i) The DIP Orders shall cease to be in full force and effect from and after the date of entry thereof by the Bankruptcy Court;

(j) The occurrence of any default or event of default under the DIP Orders and the continuance thereof after any grace or cure period provided in such order or granted by order of a court in the Bankruptcy Cases;

(k) The entry of an order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code, which order permits any creditor, other than the Agent (other than any creditor having a Lien on specific equipment that is senior to the Agent), to realize upon, or to exercise any right or remedy with respect to, any material portion of the Collateral;

(l) Conversion of the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code, or dismissal of the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily and the Obligations are not simultaneously indefeasibly paid in full;

(m) The DIP Orders is modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of the Agent (and no such consent shall be implied from any other authorization or acquiescence by the Agent);

(n) A trustee or an examiner with special powers is appointed pursuant to Section 1104 of the Bankruptcy Code;

(o) A chapter 11 plan is confirmed that is not an Acceptable Plan;

(p) The occurrence of a Change of Control; or

(q) Prior to the Loan Parties’ execution of an asset purchase agreement approved by the Agent, any sale of the assets or equity of Armstrong Flooring Pty Ltd, an Australian propriety limited Company, outside the Ordinary Course, shall occur.

8.2 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, and notwithstanding Section 362 of the Bankruptcy Code and without further order of the Bankruptcy Court or any other court or the initiation of any further proceeding with the Loan Parties except as provided in this Section 8.2, in addition to any other rights or remedies provided for hereunder or under any other Loan Document (including the DIP Orders) or by the UCC or any other applicable law, the Agent may do any one or more of the following, in each case subject, as set forth in the DIP Orders, to the requirement for a Remedies Notice and the expiration of the Waiting Period, as each is defined in the DIP Orders:

(i) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents due and payable, and the Commitments terminated, in each case upon the expiration of the Notice Period, whereupon the Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Loan Parties;

(ii) terminate, restrict or reduce the Borrower’s ability to use Cash Collateral other than to pay expenses set forth in the Approved Budget that are necessary to avoid immediate and irreparable harm to the Debtors’ estates provided, however, that the professional fees and expenses of the Loan Parties’ and the Committee’s professionals shall be governed by Paragraph 27 of the DIP Orders;

(iii) charge interest at the Default Rate;

(iv) upon five (5) days’ prior written notice (which period shall be deemed to be reasonable notice) to the Loan Parties, Borrower, in accordance with the terms hereof, and the United States Trustee and lead counsel for any creditors’ committee, obtain and liquidate the Collateral. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Agent to the Loan Parties designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and the Loan Parties waive any other notice. The Agent or any Lender may bid for and purchase the Collateral at any public sale. The Agent or any Lender may bid and purchase any Collateral at a private sale if the Collateral in question has a readily ascertainable market value;

(v) require the applicable Loan Party to assemble all of the Collateral constituting personal property without judicial process pursuant to Section 9-609 of the UCC;

(vi) upon five (5) days’ prior written notice (which period shall be deemed to be reasonable notice) to the Loan Parties and the Borrower in accordance with the terms hereof and the United States Trustee and lead counsel for any creditors’ committee, take possession of all Collateral constituting tangible personal property without judicial process pursuant to Section 9-609 of the UCC; and

(vii) exercise any of its other rights under the Loan Documents, any rights granted under the Final Order and applicable law.

(b) To the extent an Event of Default occurs as a result of the Loan Parties’ failure to indefeasibly satisfy the Obligations in full by the Maturity Date, the Loan Parties waive any right (a) to any notice period set forth in this Section 8.2 (except to the extent a notice period is required by operation of law) and (b) to challenge (i) whether or not the Maturity Date or an Event of Default has occurred, (ii) the Agent’s exercise of its rights and remedies against the Collateral, including without limitation, any foreclosure through a state court proceeding, and (iii) the applicability of the Default Rate.

8.3 Application of Proceeds upon Event of Default. The Agent shall apply the cash proceeds actually received from any foreclosure sale, other disposition of the Collateral upon an Event of Default as follows: (i) first, to fund the Carve Out (to the extent not fully funded by Borrower at such time), (ii) second to Lender Expenses consisting of reasonable attorneys’ fees and all expenses (including, but not limited to, court costs, advertising expenses, auctioneer’s fees, premiums for any required bonds, auditor’s fees, amounts advanced for taxes and other expenses) incurred by the Agent in attempting to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; (iii) third, to the discharge of any accrued but unpaid Fees (including, but not limited to, the Exit Fee), (iv) fourth, to the discharge of any accrued but unpaid interest on the Obligations, (v) fifth, to the outstanding principal balance of any Obligations and (vi) sixth, to pay any remaining surplus to Borrower, on behalf of the Loan Parties collectively.

8.4 Remedies Cumulative. The rights and remedies of the Agent and the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Agent and the Lenders shall have all other rights and remedies not inconsistent herewith or with the DIP Orders, as provided under the UCC, by law, or in equity. No exercise by the Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by the Agent or such Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Agent or any Lender shall constitute a waiver, election, or acquiescence by it.

8.5 Acknowledgments. Notwithstanding anything herein to the contrary, the Agent and each Lender acknowledges and agrees that in no event shall an “event of default” or “default” under the Prepetition Credit Agreement or any other Indebtedness of Borrower (other than the Indebtedness evidenced by this Agreement and the other Loan Documents), cause a Default or Event of Default hereunder, or cause a breach of any covenant described in Section 5 or Section 6 of this Agreement.

9.	PRIORITY AND COLLATERAL SECURITY.

9.1 Superpriority Claims; Subordination in favor of the Agent Liens.

(a) Subject to the terms and conditions of the DIP Orders, Borrower and each other Loan Party warrants and covenants that, except as otherwise expressly provided in this paragraph, the Obligations of Borrower under the Loan Documents:

(i) Shall, in accordance with section 364(c)(1) of the Bankruptcy Code, constitute allowed senior administrative expense claims against each Borrower and their estates (the “Superpriority Claims”) with priority in payment over any and all administrative expenses at any time existing or arising, of any kind or nature whatsoever, including, without limitation, the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, including those resulting from the conversion of any of the Chapter 11 Cases pursuant to Section 1112 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment; provided, however, that the Superpriority Claims shall be subject to and subordinate to only the Carve Out and Permitted Prior Liens;

(ii) shall be secured by valid, enforceable, non-avoidable and perfected priming liens on and security interests in favor of the Agent in all Collateral in which any Loan Party has any right, title or interest, in accordance with the Required Lien Priority.

(b) In the event any of the Collateral is transferred to any Loan Party, such transfer shall be subject in all respects to the Agent’s Liens.

(c) Notwithstanding anything to the contrary set forth above with respect to the Carve Out, nothing herein shall be construed to impair the ability of the Agent or any Lender to object to the fees, expenses, reimbursement or compensation described in clauses (iii) or (iv) of the defined term “Carve Out” on any grounds.

(d) The Superpriority Claims referred to in this Section 9.1 shall have the priority afforded to such Superpriority Claims in the DIP Orders.

9.2 Grant of Security Interest in the Collateral. Subject to the terms and conditions of the DIP Orders, to secure the payment and performance of the Obligations, Borrower and each Loan Party hereby grants, collaterally pledges and assigns to the Agent for its benefit and for the ratable benefit of the Lenders the following:

(a) Liens Priming the Prepetition Credit Liens. Pursuant to Section 364(d)(1) of the Bankruptcy Code, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected first priority senior priming liens and security interests in all Collateral, regardless of where located and subject only to Permitted Prior Liens and the Carve Out, which senior priming liens and security interests in favor of the Agent shall be senior to all Prepetition Credit Liens. As a result of the priming of the Prepetition Credit Liens pursuant to the DIP Orders, the Agent shall have, subject only to Permitted Prior Liens and the Carve Out, a first priority senior priming lien and security interest in, among other things all of the assets of each Borrower, including, but not limited to, the “Collateral” as defined in the Prepetition Credit Agreement, to the extent set forth in the DIP Orders.

(b) Liens on Unencumbered Property. Pursuant to Section 364(c)(2) of the Bankruptcy Code, subject only to the Carve Out, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected first priority liens on and security interests in all Collateral that is not otherwise subject to any Permitted Prior Lien; provided, however, that the Agent’s Liens shall have priority over all Prepetition Credit Liens.

9.3 Representations and Warranties in Connection with Security Interest. Each Loan Party represents and warrants to the Agent and Lenders as follows:

(a) Subject to the approval of the Bankruptcy Court, such Loan Party has full right and power to grant to the Agent a perfected, security interest and Lien, in accordance with the Required Lien Priority, on such Loan Party’s respective interests in the Collateral pursuant to this Agreement and the other Loan Documents.

(b) Subject to the approval of the Bankruptcy Court, upon (i) the execution and delivery of this Agreement, and (ii) the filing of the necessary financing statements and other appropriate filings or recordations and/or delivery of any necessary certificates, as applicable, the Agent will have a good, valid and perfected Lien and security interest in the Collateral granted by the applicable Loan Party, in accordance with the Required Lien Priority, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person.

(c) As of the Closing Date, no financing statement, mortgage or any other evidence of lien relating to any of the Collateral granted by such Loan Party is on file in any public office except those on behalf of the Agent and those listed on Schedule 6.2.

9.4 Covenants with Respect to Collateral. As long as any Obligations are outstanding, each Loan Party covenants and agrees as follows:

(a) Such Loan Party shall not sell, transfer, give, assign or in any other manner dispose of all or any portion of, or any interest in, any of the Collateral, except to the extent permitted by this Agreement. Such Loan Party shall not permit or suffer to exist any Liens or security interests encumbering any of the Collateral other than as permitted under this Agreement.

(b) Such Loan Party shall inform the Agent of any default or event of default under any agreement comprising the Collateral that materially and adversely impacts the Collateral or its value as soon as practicable upon such Loan Party becoming aware of any such default or event of default, and shall exercise remedies thereunder at the instruction of, or with the prior written consent of, the Agent.

(c) Such Loan Party shall not consolidate with or merge with or into any other corporation, or liquidate or dissolve, other than as permitted under this Agreement, without the prior written consent of the Agent. Such Loan Party shall not sell all or substantially all of its assets, except as otherwise permitted by this Agreement or otherwise with the prior written consent of the Agent.

(d) Such Loan Party shall not change the jurisdiction of its formation without the prior written consent of the Agent. Such Loan Party shall not change its name or the location of its principal executive office without giving the Agent thirty (30) days’ prior written notice.

(e) The Collateral shall be kept only at the locations set forth on Schedule 9.4(e) and shall not be moved from such locations without the prior consent of the Agent, except for ordinary course activities incidental to the operation of the Loan Parties businesses.

9.5 Agent’s Ability to Perform Obligations on Behalf of Loan Parties with Respect to the Collateral. The Agent shall have the right, but not the obligation, to perform on such Loan Party’s behalf any or all of such Loan Party’s obligations under this Agreement with respect to the Collateral, when such obligations are due, at the expense, for the account and at the sole risk of the applicable Loan Party.

9.6 Filing of Financing Statements. Each Loan Party irrevocably authorizes the Agent to prepare and file financing statements provided for by the UCC, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect, to perfect the Agent’s security interest in the Collateral, in all jurisdictions in which the Agent believes in its sole opinion that such filing is appropriate. Each Loan Party also irrevocably authorizes the Agent to file such continuation statements and amendments and to take such other action as may be required or appropriate, in either case in the Agent’s sole judgment, in order to perfect and to continue the perfection of the Agent’s security interests in the Collateral, unless prohibited by law.

9.7 No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Borrower hereby waive any discharge of the Obligations with respect to any plan of reorganization that shall not provide for the indefeasible payment in full in cash of the Obligations under this Agreement.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. To the extent permitted by applicable law or as expressly required pursuant to the terms of this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Agent on which such Loan Party may in any way be liable.

10.2 Agent’s Liability for Collateral. As long as the Agent complies with its obligations, if any, under the UCC and applicable law, neither the Agent nor any Lender shall in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties, except any thereof resulting from the gross negligence, bad faith or willful misconduct of the Agent or such Lender as finally determined by a court of competent jurisdiction.

10.3 Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Lender Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) for any losses, claims, damages, liabilities, expenses, penalties, fined, actions, judgement, and disbursements of any kind or nature whatsoever (including reasonable and documented out of pocket fees and disbursements of experts, consultants and counsel incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Collateral or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any Collateral (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 10.3 (i) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person, (ii) (to the extent arising from a material breach of any obligation of such Indemnified Person under the Loan Documents or (iii) to the extent arising out of any loss, claim, damage, liability or expense that does not involve an act or omission of the Loan Parties and that is brought by an Indemnified Person against another Indemnified Person (other than claims against an Indemnified Person in its capacity or in fulfilling its role as the Agent or any similar role under the Loan Documents). This provision shall survive the termination of this Agreement and the repayment of the Obligations.

11.	NOTICES.

All notices or demands relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any party hereunder or any service of process to any party hereunder, they shall be sent to the respective addresses set forth below:

If to any Loan Party:

Armstrong Flooring, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

Attn: Christopher S. Parisi

Telephone: 717-672-7013

Email: csparisi@armstrongflooring.com

If to the Agent or any Lender:

JMB Capital Partners Lending, LLC

205 S. Martel Avenue

Los Angeles, CA 90036

Attn: Vikas Tandon

Telephone: 310-286-2929

Email: vikas@jmbcapital.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: Robert M. Hirsh

Jordana L. Renert

Phillip Khezri

Telephone: 212-419-5837

Email: rhirsh@lowenstein.com

jrenert@lowenstein.com

pkhezri@lowenstein.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof certified, return receipt requested in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received when sent upon confirmation of transmission as evidenced by a delivery receipt or similar electronic mail function. If any notice, disclosure, or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure, or report shall be deemed to have been required to be delivered on the immediately following Business Day.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OR ANY LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENT OR SUCH LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND THE AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT AND THAT THE BANKRUPTCY COURT WILL RETAIN EXCLUSIVE JURISDICTION WITH RESPECT TO ALL DISPUTES SO LONG AS THE CHAPTER 11 CASE REMAINS PENDING.

(g) EACH LOAN PARTY, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, THE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, THE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

13.	AMENDMENTS; WAIVERS; SUCCESSORS.

13.1 Amendments and Waivers. No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders and Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

13.2 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Agent or such Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.

No waiver by the Agent or any Lender on any occasion shall affect or diminish the Agent’s or such Lender’s rights thereafter to require strict performance by Loan Parties of any provision of this Agreement. The Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Agent or such Lender may have.

13.3 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Loan Party may assign this Agreement or any rights or duties hereunder without the Agent’s prior written consent and such consent shall not, unless otherwise provided in such consent, release any Loan Party from its Obligations. Any assignment by a Loan Party which is not explicitly permitted hereunder shall be absolutely void ab initio. Any Lender (with the consent of (a) Agent which shall not be unreasonably withheld or delayed and (b) if no Event of Default has occurred and is continuing, the Borrower, which shall not be unreasonably withheld or delayed and which consent shall be deemed given if the Borrower does not respond to such request within five (5) Business Days) may freely assign all or part of its rights and duties hereunder to any Person except in no event shall any Lender assign its rights hereunder to any Person that competes, directly or indirectly, with the Borrower or any of its respective Subsidiaries.

14.	GENERAL PROVISIONS.

14.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by the Loan Parties, the Agent and the initial Lenders.

14.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

14.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.5 Debtor-Creditor Relationship. The relationship between the Agent and each Lender, on the one hand, and each Loan Party, on the other hand, is solely that of creditor and debtor, as applicable. Neither Agent nor any Lender has (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Agent and each Lender, on the one hand, and Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

14.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

14.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Loan Parties or the transfer to the Agent of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Agent is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Agent is required or elects to repay or restore, and as to all reasonable and actual out-of-pocket costs, expenses, and attorneys’ fees of the Agent related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

14.8 Lender Expenses. The Borrower agree to pay any and all Lender Expenses promptly after written demand therefor by the Agent and that such Obligations shall survive payment or satisfaction in full of all other Obligations.

14.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

15.	[RESERVED].

16.	TREATMENT OF CERTAIN INFORMATION.

The Agent and each Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower or any of its Subsidiaries pursuant to this Agreement which (a) is clearly identified by such Person as being confidential at the time the same is delivered to the Agent or such Lender or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided, however that nothing herein shall limit the disclosure of any such Information (i) to any Lender Related Person as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which Lender is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Lender on a confidential basis from a source other than the Borrower or any Subsidiary, or (C) was available to the Agent on a non-confidential basis prior its disclosure to it by the Borrower, any Subsidiary, or any of their agents or advisors, and (vii) to the extent the Borrower shall have consented to such disclosure in writing.

17.	AGENCY PROVISIONS

17.1 Appointment of the Agent. Each Lender hereby appoints the Agent as its agent hereunder and under the other Loan Documents and such Lender hereby authorizes the Agent, in such capacity, to act as the Lender’s agent in accordance with the terms hereof and the other Loan Documents. The Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 17 (other than 17.6) are solely for the benefit of the Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party.

17.2 Powers and Duties. Each Lender authorizes the Agent to take such action on the Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of the Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein

17.3 General Immunity.

(a) No Responsibility for Certain Matters. The Agent shall not be responsible to the Lenders for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to Lenders or by or on behalf of any Loan Party to the Agent in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loan or any Advances or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of outstanding Advance or the component amounts thereof.

(b) Exculpatory Provisions. Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Agent under or in connection with any of the Loan Documents except to the extent caused by the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have received instructions in respect thereof from the Lenders and, upon receipt of such instructions from the Lender, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) the Lenders shall not have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of such Lender.

17.4 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making of the Loan or any Advances hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of any Lender or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or any Advances or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to any Lender.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loan or any Advances, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by such Lender.

17.5 Right to Indemnity. Each Lender agrees to indemnify the Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents of the Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE

OF SUCH INDEMNITEE AGENT PARTY; provided, such Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.

17.6 Successor Agent.

(a) The Agent may resign at any time by giving thirty days’ prior written notice thereof to the Lenders and the Loan Parties, or the Required Lenders may remove the Agent at any time by giving thirty days’ prior written notice thereof to the Agent and the Loan Parties. Upon any such notice of resignation by the Agent or notice of removal from the Required Lenders, the Lenders shall have the right, upon five (5) Business Days’ notice to the Loan Parties to appoint a successor agent reasonably satisfactory to Borrower. Upon the acceptance of any appointment as agent hereunder by a successor agent, that successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent and the retiring agent shall promptly (i) transfer to such successor agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor agent under the Loan Documents, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment of the retiring agent’s rights and obligations under the Loan Documents to such successor agent, whereupon such retiring agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring agent’s resignation hereunder as agent, the provisions of this Section 17.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent hereunder.

(b) Notwithstanding anything herein to the contrary, the Agent may assign its rights and duties as agent hereunder to any Lender or an Affiliate of any Lender without the prior written consent of, or prior written notice to, the Loan Parties; provided that the Loan Parties may deem and treat such assigning agent as the agent for all purposes hereof, unless and until such assigning agent provides written notice to the Loan Parties of such assignment. Upon such assignment, such Lender or such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as agent hereunder and under the other Loan Documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

ARMSTRONG FLOORING, INC., a Delaware corporation

By:	/s/ Christopher S. Parisi

Name:	Christopher S. Parisi
Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

[Signature Page to Senior Secured, Super-Priority DIP Loan and Security Agreement]

GUARANTORS:
AFI LICENSING LLC, a Delaware limited liability company

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Secretary

ARMSTRONG FLOORING LATIN AMERICA, INC., a Delaware corporation

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Secretary

ARMSTRONG FLOORING CANADA LTD, a corporation formed under the laws of British Columbia

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Secretary

[Signature Page to Senior Secured, Super-Priority DIP Loan and Security Agreement]

AGENT JMB CAPITAL PARTNERS LENDING, LLC

By:	/s/ Vikas Tandon
Name: Vikas Tandon
Title: Manager

LENDER: JMB CAPITAL PARTNERS LENDING, LLC

By:	/s/ Vikas Tandon
Name: Vikas Tandon
Title: Manager

[Signature Page to Senior Secured, Super-Priority DIP Loan and Security Agreement]

EXHIBIT A

Form of Compliance Certificate

Date: _____________________, 2022

This Compliance Certificate (this “Certificate”) is given to JMB Capital Partners Lending, LLC, a California limited liability company (together with its successors and assigns, the “Agent”), by Armstrong Flooring, Inc., a Delaware corporation, as Borrower, pursuant to Section 5.1 of that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement dated as of May 8, 2022 (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Loan Agreement”) among Borrower, the Guarantors party thereto, the Agent and the other financial institutions from time to time a party thereto (collectively, “Lenders”). Capitalized terms used and not defined herein have the meanings set forth in the Loan Agreement.

The Borrower hereby certifies that:

(a) Borrower is in compliance with the conditions precedent set forth in Section 3.1 and 3.2 of the Loan Agreement;

(b) the representations and warranties of the Loan Parties contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c) no Default or Event of Default shall have occurred and be continuing on the date of this Certificate, nor shall either result from the making of the Advance requested in connection with this Certificate;

(d) the applicable DIP Order(s) remains in full force and effect on the date hereof and has not been, from the time of the entry of such order, modified or amended (unless otherwise approved by the Agent), reversed, stayed or subject to a motion for re-argument or reconsideration, or appealed; and

(e) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Advance has been issued and remains in force by any Governmental Authority against any Loan Party or, to the knowledge of the Borrower, the Agent or any Lender.

Exhibit A-1

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed as of the date first written above.

ARMSTRONG FLOORING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

Approved Budget

See attached.

Exhibit B-1

EXHIBIT C

Reporting Requirements

(a) Financial Reports. Borrower shall furnish to the Agent, which, subject to the following sentence, shall be in a form reasonably satisfactory to the Agent, as soon as available and in any event within twenty-one (21) days after the end of each calendar month:

(i) unaudited consolidated financial statements for such calendar month and/or quarter, as applicable, of the Borrower consisting of a balance sheet, and related statements of income and cash flows, all of which shall be certified on behalf of the Borrower by an Authorized Person as being in compliance with this paragraph (a);

(ii) an operating report for Borrower, including a detailed comparison of the actual year-to-date operating results against the Approved Budget; and

(iii) solely with respect to the last month of each fiscal quarter, a management report signed by an Authorized Person of Borrower, describing in reasonable detail the Borrower’ operations and financial condition for such month.

The reports required under sub-sections (a)(i) and (a)(iii) above may consist of the monthly operating reports as filed in the Chapter 11 Case.

All financial statements shall be prepared, and shall be complete, correct and fairly presenting in all material respects, in each case in accordance with GAAP, consistently applied, the financial position and results of operations of the Borrower on a consolidated basis, in each case, subject to the absence of footnote disclosure and may be subject to normal year-end adjustments).

(b) Other Materials. The Loan Parties shall furnish to the Agent, in form and substance satisfactory to Lender, as soon as available and in any event within five (5) Business Days after the preparation, receipt or issuance thereof or request therefor by the Agent, (A) copies of any reports and management control letters provided by the Loan Parties’ independent accountants and (B) such additional information, documents, statements, and other materials as the Agent may reasonably request from time to time in its sole discretion and which is reasonably capable of being obtained, produced or generated by such Loan Party; provided that in no event shall the Loan Parties be required to provide any information, documents, statements, and other materials that is subject to attorney-client or other privilege or that consists of attorney work product.

(c) Notices. Borrower or the Loan Parties for itself, promptly, and in any event within five (5) Business Days after any such Loan Party or any Authorized Person thereof obtains knowledge thereof, shall notify the Agent in writing of:

(i) any pending or threatened action, suit, proceeding or investigation involving a Loan Party or Subsidiary thereof, or any such Person’s property to the extent the amount in controversy exceeds $500,000 the aggregate or any injunctive relief is sought;

Exhibit C-2

(ii) (A) the receipt of any notice or request from any Governmental Authority regarding any liability or claim equal to or exceeding $500,000 in the aggregate or (B) any material action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing);

(iii) any notice regarding termination by the lessor of any lease of material real property (other than any such termination resulting from the scheduled expiration thereof, pursuant to the agreed upon terms in effect on the date of this Agreement) or of any senior officer, or the loss or termination (other than any such termination resulting from the scheduled expiration thereof, pursuant to the agreed upon terms in effect on the date of this Agreement) of any Material Contract to which any Loan Party or its assets are bound; and

(iv) the filing, recording or assessment of any federal, state, local or foreign tax Lien against any Collateral (other than real estate taxes and municipal charges related to Collateral consisting of real property).

(d) Updates. The Loan Parties shall furnish to the Agent revisions to the schedules to any Loan Document to the extent necessary or appropriate (as determined by the Loan Parties in the good faith exercise of its business judgment); provided, that delivery or receipt thereof by the Agent shall not constitute a waiver by the Agent or any Lender or a cure of any Default or Event of Default resulting therefrom.

(e) Material Adverse Change. Promptly upon an Authorized Person of any Loan Party obtaining knowledge of any development or event pertaining to such Loan Party that has caused, or which would reasonably be expected to cause, a Material Adverse Change with respect to which notice is not otherwise required to be given pursuant to this Exhibit C, a certificate signed by an Authorized Person of Borrower or the relevant Loan Party setting forth the details of such development or event and stating what action the relevant Loan Party has taken or proposes to take with respect thereto; provided that in no event shall the Loan Parties be subject to provide any detail or action-related decision that is subject to attorney-client or other privilege or that consists of attorney work product.

(f) Management Letters. Promptly after the receipt thereof by any Loan Party, copies of any management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted to such Loan Party by its independent certified public accountants in connection with any audit of such Loan Party made by such accountants.

[Signature Page to Senior Secured, Super-Priority DIP Loan and Security Agreement]

EXHIBIT D

Request for Advance

JMB Capital Partners Lending, LLC	Advance Request No. ___
1999 Avenue of the Stars, Suite 2040
Los Angeles, CA 90067
Attention: Vikas Tandon

Ladies and Gentlemen:

The undersigned, as Borrower, executes and delivers this Request for Advance (“Request”) in connection with the Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of May 8, 2022 (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) by and among Armstrong Flooring, Inc. (“Borrower”), the guarantors party thereto, the Lenders (as defined below) and JMB Capital Partners Lending, LLC, as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”) for itself and the other financial institutions from time to time a party thereto as lenders (collectively, “Lenders”).    Capitalized terms used in this Request without definition shall have the same meanings herein as they have in the Loan Agreement. This Request constitutes a Loan Document.

Pursuant to Section 2.2 of the Loan Agreement, Borrower hereby requests an Advance in the amount of ___________ Million Dollars ($ _____) to be made on ___________, 2022.

Borrower hereby represents, warrants to Agent and Lenders as follows, that as of the date of this Request, the sum of the outstanding principal under the Facility (after giving effect to the Advance and pledge to be made on such date pursuant to this Request) plus the amount requested in any outstanding but unfunded Request for Advances does not violate Section 2.1 of the Loan Agreement.

[Signature Page Follows]

BORROWER: ARMSTRONG FLOORING, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Request for Advance]

EXHIBIT E

GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of June [ ], 2022, is entered into between [ ], a [ ] (the “New Subsidiary”) and JMB Capital Partners Lending, LLC, as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”) under that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of May 8, 2022 (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) by and among Armstrong Flooring, Inc. (“Borrower”), the guarantors party thereto, the Lenders (as defined below) the Agent, for itself and the other financial institutions from time to time a party thereto as lenders (collectively, “Lenders”). Capitalized terms used in this Agreement without definition shall have the same meanings herein as they have in the Loan Agreement. This Agreement constitutes a Loan Document.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement and shall have all of the obligations of a Loan Party and a thereunder as if it had executed the Loan Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article 4 of the Loan Agreement, (b) all of the covenants set forth in Articles 5 and 6 of the Loan Agreement and (c) all of the guaranty obligations set forth in Article 7 of the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Article 7 of the Loan Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, as provided in Article 7 of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

4. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

EXHIBIT E-5

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

Acknowledged and accepted:

JMB CAPITAL PARTNERS LENDING, LLC, as Agent

By:

Name:
Title:

EXHIBIT E-5

EXHIBIT F

Case Milestones

1.

Not later than May 8, 2022, the DIP Loan Parties shall have agreed to the form of credit agreement (as may be amended from time to time in accordance with the terms thereof), in form and substance reasonably acceptable to the DIP Secured Parties and the Borrower

2.	Not later than May 8, 2022, the Petition Date shall have occurred.

3.

Not later than one (1) business day after the Petition Date, the Debtors shall have filed with the Bankruptcy Court a motion seeking approval of the DIP Facility, this Agreement, the DIP Loans, and all fees, interest, indemnification and other obligations and the security interests and superpriority claims contemplated hereby.

4.	Not later than five (5) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order.

5.	Not later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final Order.

Acceptable 363 Sale

1.

The Debtors shall file with the Bankruptcy Court a sale motion and bidding procedures motion (the “Bidding Procedures Motion”) for an Acceptable 363 Sale, which shall comply with the terms of this Agreement, not later than five (5) business days following the Petition Date.

2.

A hearing to consider approval of the Bidding Procedures Motion shall be held in the Bankruptcy Court and the Bankruptcy Court shall have entered a final Bidding Procedures Order for an Acceptable 363 Sale, which shall comply with the terms of this Agreement (the “Bidding Procedures Order”), not later than twenty-one (21) days following the Petition Date.

3.	The deadline for bidding under the Bidding Procedures Order shall be a date not later than forty (40) days following the Petition Date.

4.	Any auction contemplated by the Bidding Procedures Order, if necessary, shall be conducted not later than forty-five (45) days following the Petition Date.

5.

A sale hearing shall be held in the Bankruptcy Court and the Bankruptcy Court shall enter a Sale Order in respect of an Acceptable 363 Sale, which shall comply with the terms of this Agreement, not later than forty-six (46) days following the Petition Date.

6.

An Acceptable 363 Sale shall have closed no later than fifty (50) days following the Petition Date; provided that, upon solely upon (a) the Borrower’s request and (b) the delivery of a Stalking Horse Agreement prior to entry of the Bidding Procedures Order, this Milestone will be extended to no later than seventy (70) days following the Petition Date.